EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of October 2014 (the “Effective Date”), by and between Be Active Holdings, Inc., a Delaware corporation, with an address at 1010 Northern Boulevard, Great Neck, NY 11021, and Saverio Pugliese (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive desires to be employed by the Company as its President and CEO and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.                  Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company’s Chief Financial Officer. The duties and responsibilities of Executive shall include the duties and responsibilities as the Board of Directors may from time to time reasonably assign to Executive and that are commensurate with such position.

Executive shall devote such of his working time and efforts as required to complete his duties to the Company during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.

2.                  Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement, as applicable. “Employment Period” shall mean the initial three (3) year term plus renewal periods, if any.

3.                  Place of Employment. Executive’s services shall be performed in the state of New York or at such other locations as Executive and the Board of Directors shall mutually agree from time to time. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.                  Compensation.

a) Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an initial base salary (the “Base Salary”) at an annual rate of $150,000.  The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices, subject to withholdings and deductions required and/or permitted by law.  The Base Salary may be subject to further adjustment in the sole discretion of the Company at any time.

b) Signing Bonus.  On December 31, 2014, the Company will award the Executive a signing bonus of five (5) million shares of restricted common stock of the Company which will vest immediately.  These shares are to be purchased at par value of $.0001.

c) Annual and Discretionary Bonus.  During the Employment Period, Executive shall have an opportunity to receive an annual bonus (the “Annual Bonus”) which shall be based on (i) customer accounts secured     by the Executive and valued at no less than $50,000 and (ii) the achievement of sales targets, by the Company, triggered at each $5,000,000 level in gross sales.  In addition, the Executive may be entitled to an additional bonus (the “Discretionary Bonus”) if the Company meets or exceeds criteria adopted by the Board of Directors.  The amount to be paid to Executive upon achievement of the criteria shall be determined at the sole discretion of the Board of Directors and shall be established with respect to each calendar year during the Employment Period.  Bonuses shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met by the Board of Directors and following the completion of the Company’s annual audit; provided however, the Board of Directors may delay such payment to a later date (such payment to be made only if Executive is still employed by the Company).  The Board of Directors may provide for lesser or greater percentage the Annual Bonus payment for Executive upon achievement of partial or additional criteria established or determined by the Board of Directors from time to time.

5.                  Severance Payments. Upon termination of Executive’s employment prior to expiration of the Employment Period by the Company without Cause or by the Executive for Good Reason, in addition to the payment of any obligations previously accrued and owing through the date of Executive’s separation from employment, and provided that, within 45 days after the date of Executive’s separation, Executive executes a release of claims in a form acceptable to the Company and such release shall not have been revoked, Executive shall be entitled to receive the continuation of Executive’s then-applicable Base Salary, less withholdings and deductions required and/or permitted by law, for the greater of (i) a period of six (6) months from the date of termination (the “Severance Period”) or (ii) the unexpired term of this Agreement, a benefit to which Executive would not otherwise be entitled (the “Severance Payment”);

6.                  Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

    7.                   Other Benefits. During the term of this Agreement, Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment), and disability insurance plans, and director and officer insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees. The Company shall pay one hundred (100%) percent of the cost of individual and dependent coverage for Executive and his dependents.

    8.                   Indemnification; Directors’ and Officers’ Insurance.  Executive shall be entitled to indemnification on the terms and conditions set forth in the Company’s governing documents.  The Company acknowledges and agrees that Executive shall be a “covered employee” under its directors’ and officers’ insurance program, pursuant to the terms and conditions of such program, as such program shall be amended or superseded from time to time in the sole discretion of the Company.

9.                   Vacation. During the term of this Agreement, Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid vacation days per year. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than ten (10) consecutive days shall be taken at any one time without the advance approval of the Board of Directors.

10.                 Termination of Employment.

      (a)            Death. If Executive dies during the Employment Period, this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive’s heirs, administrators or executors any earned but unpaid Base Salary and vacation pay through the date of death and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

          (b)           Disability. In the event that, during the term of this Agreement Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or his heirs, administrators or executors any earned but unpaid Base Salary and unused vacation days accrued through Executive’s last date of Employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months.

           (c)           Cause.

              (1)           At any time during the Employment Period, the Company may terminate this Agreement and Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board of Directors for substantial performance is delivered to Executive by the Company, which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by Executive within thirty (30) days of his receipt of such written demand; (b) Executive’s conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, any felony (or its equivalent in any non-U.S. jurisdiction) or a lesser offense involving moral turpitude, regardless of whether such felony or lesser offense was committed in connection with the business of the Company; (c) the refusal or failure to follow the lawful directives of the Company; (d) breach of the Executive’s fiduciary duty or duty of loyalty to the Company; (e) violation of Sections 10 or 11 of this Agreement; or (f) financial fraud, dishonesty or gross misconduct, whether or not such act was committed in connection with the business of the Company. Termination under clauses (b), (c), (d), (e) or (f) of this Section 9(c)(1) shall not be subject to cure.

               (2)           Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary and vacation pay, and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date.

           (d)           Good Reason.

       (1)           At any time during the term of this Agreement, subject to the conditions set forth in Section 9(d)(2) below, Executive may terminate this Agreement and Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without Executive’s consent, to Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without Executive’s consent, to Executive of a title that is different from and subordinate to the title of Chief Financial Officer; (C) any termination of Executive’s employment by the Company within twelve (12) months after a Change of Control, other than a termination for Cause, death or Disability; (D) the Company requiring the Executive, without the Executive’s consent, to relocate his principal office such that his commute as of the Effective Date is increased by more than 50 miles; (E) the Base Salary is lowered by twenty (20%) or more without the Executive’s express written consent, unless such reduction is equally applicable to all employees of similar rank within the Company or (F) the willful and material breach by the Company of this Agreement, provided that such breach continues unremedied for a period of thirty (30) days after Executive provides the Company with written notice thereof.

       (2)           Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from Executive of such written notice.

       (3)           In the event that Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to Executive (or, following his death, to Executive’s heirs, administrators or executors) the same Severance Payment to which Executive would have been entitled had his employment been terminated by the Company without Cause under this Agreement.

 (e)           Without “Good Reason” by Executive. At any time during the term of this Agreement, Executive shall be entitled to terminate this Agreement and Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company. Upon termination by Executive of this Agreement or Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary, unused vacation days accrued through Executive’s last day of employment with the Company and reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date.

       (f)            Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), or (ii) a sale of all or substantially all of the assets of the Company, provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible into Common Stock directly from the Company, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

11.              Confidential Information.

    (a)           Disclosure of Confidential Information. Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans; provided, however, that such Confidential Information does not include information that hereafter become part of the public domain, or become known to others through no fault of Executive. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be made available to him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 10 shall survive the termination of Executive’s employment hereunder.

    (b)           Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

    (c)           In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

11.            Non-Disclosure, Non-Competition, and Non-Solicitation.

    (a)           Executive agrees and acknowledges that the Confidential Information that Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

    (b)           Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two (2%) percent of the outstanding voting shares of any publicly held company), or whether on Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and thereafter to the extent described below, within the Territory:

        (1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business of the Company, which Executive and Company agree is the production and distribution for sale of frozen Greek yogurt products;

         (2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;

         (3)           Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

        (4)           Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business of the Company.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 11(b) shall continue during the Employment Period and during the two (2) year period following the date of Executive’s separation from employment.    In the event that this Agreement or Executive’s employment is terminated by Executive for Good Reason or by the Company without Cause, the restrictions of this Section 11(b) shall continue during the Employment Period and terminate upon Executive’s separation from employment.

12.              Return of Company Property. Executive upon the termination or cessation of his employment with the Company for any reason, or at any other time upon the Company’s request, will immediately return to the Company all Company property of any kind then in his possession or under his control, including, without limitation, the originals and all copies of any and all documents, files or records (including computer data, disks, programs, or printouts) that contain any non-public information that in any way relates to the Company, any of its subsidiaries or affiliates, any of their products or services, clients, suppliers or other aspects of any of their business(es) or prospects, all other notes, drawings, lists, memoranda, magnetic disks or tapes, other recording media, reports, files, memoranda, software, credit cards, door and file keys, telephones, PDAs, computers, computer access codes, instructional manuals, and any other physical property that he received, prepared, or helped prepare in connection with his employment. Executive will not retain any copies or excerpts of any such property in any format, whether hardcopy, electronic or otherwise.  To the extent that Executive has Company property stored on any home computer or other personal storage device, Executive will irretrievably delete such property after forwarding a copy of any such property to the Company.  Executive’s obligation in this Section 12 will survive any change to his employment status with the Company, by promotion or otherwise, and the termination or cessation of his employment with the Company.

13.              Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit (as defined below) otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

14.              Miscellaneous.

       (a)           Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 10 or Section 11 of this Agreement. Accordingly, Executive agrees that any breach or threatened breach by him of Section 10 or Section 11 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

       (b)           Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

       (c)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, including without limitation the Executive Employment Agreement between Executive and Company dated January 9, 2013, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

       (d)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

       (e)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   (f)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

       (g)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the Borough of Manhattan in the City of New York.

       (h)           This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

       (i)           Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

[Signature page to follow]

IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

BE ACTIVE HOLDINGS, INC.

By:  /s/ David Wolfson
                        Name:  David Wolfson
                        Title: CFO

Accepted and agreed to as of the date
first written above:

/s/ Saverio Pugliese
Name:  Saverio Pugliese
Title:  President and CEO